EXHIBIT 99.1
AEGION REPORTS 2013 NON-GAAP DILUTED EARNINGS PER SHARE
FROM CONTINUING OPERATIONS OF $1.27
The Company expects earnings growth in 2014 with earnings per share guidance of $1.50 to $1.70

•	North American Water and Wastewater 2013 operating income grew 49.7 percent year over year to $33.0 million. Operating margins expanded nearly 220 basis points to 9.2 percent.

•	Energy and Mining 2013 non-GAAP[1] operating income declined $15.8 million year-over-year to $44.2 million. Brinderson was accretive to earnings in the first six months of ownership.

•	Commercial and Structural 2013 non-GAAP operating income declined $16.1 million year-over-year to a loss of $4.7 million.

•	International Water and Wastewater 2013 non-GAAP operating income improved by $8.7 million year-over-year.

•
Consolidated backlog as of December 31, 2013 was $759.0 million. Brinderson backlog increased $59.2 million from September 30, 2013 to an estimated $268.3 million at December 31, 2013 based on next 12 months’ expected maintenance contract revenues and other signed contracts. North American Water and Wastewater backlog remained at record level of $241.9 million.

St. Louis, MO - February 25, 2014 - Aegion Corporation (Nasdaq Global Select Market: AEGN) today reported 2013 financial results for the fourth quarter and full year 2013. Excluding one-time items defined as non-GAAP in the fourth quarters and full years of 2013 and 2012, 2013 net income from continuing operations in the fourth quarter totaled $15.5 million, or $0.40 per diluted share, compared to $16.1 million, or $0.41 per diluted share, in the prior year quarter. Net income from continuing operations for full year 2013 was $49.5 million, or $1.27 per diluted share, compared to net income of $57.1 million, or $1.44 per diluted share, in 2012.

J. Joseph Burgess, Aegion’s President and Chief Executive Officer, commented, “We took an important step in 2013 to advance our long-term growth prospects. Aegion’s acquisition of Brinderson on July 1, 2013 provides an entry into the more predictable and growing facility maintenance market in the downstream and upstream United States energy sector and complements our pipeline rehabilitation technologies and services in the midstream pipeline segment. Brinderson is already delivering on its promise with significant project awards in the fourth quarter of 2013 that bolster its outlook for 2014.”

__________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________
1 Reconciliation of all GAAP to non-GAAP financial results in this release begins on page 12. Consolidated fourth quarter 2013 non-GAAP results exclude a $1.7 million pre-tax charge, or $0.03 per diluted share, for acquisition-related expenses. Full year 2013 results contain non-GAAP net charges totaling $1.4 million, or $0.03 per diluted share, for (i) acquisition-related charges, (ii) a gain on the sale of the Company’s 50 percent interest in Insituform Rohrsanierungstechniken GmbH, (iii) expenses associated with the refinancing of the Company’s outstanding debt and (iv) a non-cash write down of the Company’s investment in Bayou Coating, LLC.

“Our Global Water and Wastewater platform had a terrific year led by the North America business and improved results in the Asia-Pacific region. The corrosion engineering and cathodic protection business continued its steady performance of growing revenues in each year since its acquisition in 2009 and expanding operating margins from approximately 8 percent in 2009 to greater than 13 percent in 2013. Brinderson met our expectations for immediate accretion in the second half of the year after we acquired the company in July 2013. These three businesses represented over 70 percent of consolidated 2013 revenues, the vast majority of which came from recurring sources. Despite the importance of the Brinderson acquisition and the strong results from these key businesses, consolidated results in 2013 did not meet our expectations. Customer-driven postponements and soft market conditions negatively impacted our coatings and industrial linings businesses and the robotics coating operation with respect to progress on the Saudi Arabia offshore Wasit gas field project. The North American segment of the Commercial and Structural platform also faced challenges in 2013 from lower workable backlog and certain project performance issues.”

2014 Outlook

“The outlook for the end markets we serve remains robust and supports the growth we expect to achieve with key businesses in our Energy and Mining and Global Water and Wastewater platforms”, Mr. Burgess said. “While Commercial and Structural retains its leadership in the fiber-reinforced polymer market, we are taking a more cautious approach to the recovery we expect this year from the investments made to enhance the sales and operations of the business. We also are more cautious with the pipe coating market for the Gulf of Mexico, where it is not clear whether there will be an increase in activity that will benefit us in 2014. These market indicators form our assessment of a more balanced and pragmatic view of the opportunities and risks for Aegion. We believe earnings per share from continuing operations will be in the range of $1.50 to $1.70, cash flow from operations in the range of $100 to $110 million and return on invested capital of seven to eight percent. Aegion has made a dramatic transformation over the last five years to become a diversified company with dedicated technologies and services in growing global end markets. We also are continuing to make strategic investments to address the operational challenges that have caused the inconsistencies in our performance over the last few years. We are positioning Aegion to be a more adaptable company, one that is better able to take advantage of the growth opportunities available to us in 2014 and beyond.”

In the first quarter of 2014, Aegion will combine the North America Water and Wastewater and International Water and Wastewater segments into a Global Water and Wastewater segment reflecting a unified strategy to achieve its longer-term growth objectives. In 2014, Global Water and Wastewater revenues are expected to be in the range of $500 million to $525 million, with operating margins of seven to eight percent. The North America business has momentum entering 2014, as backlog of $242 million remained at a record level. The international markets appear stable with opportunities for growth in Australia as a result of $31 million in multi-year contract awards and prospects in Kuala Lumpur, Malaysia, as contract bidding for the next round of projects occurs during the course of the year.

The Energy and Mining platform is expected to benefit in 2014 from a full year contribution from Brinderson, continued growth from the corrosion engineering and cathodic projection business and a solid foundation for the industrial linings business from favorable markets in North America and the Middle East. Energy and Mining revenues are expected to be in the range of $770 million and $800 million, with operating margins of eight to nine percent. In late 2013, Brinderson successfully expanded its relationship with several key clients through the award of multi-year maintenance contracts based, in part, on quality performance, operational excellence and its highly successful safety programs. Brinderson has significant momentum entering 2014 to generate full year revenues of at least $300 million. Aegion’s stated 2014 guidance reflects only a slight improvement in the expected performance from the coatings operations in New Iberia, Louisiana due to limited visibility into the timing of several opportunities for the offshore pipe coating market in the Gulf of Mexico. The offshore portion of the Saudi Arabia Wasit project for the robotics coating is proceeding after a delayed start in late October 2013. The pace of the third-party pipe welding operation has improved since the end of December, increasing the number of welds available for inspection and application of corrosion prevention coatings. The current schedule calls for completion of the offshore and onshore contracts in 2014.

The fundamentals for the Commercial and Structural platform remain intact. Fibrwrap® is a market leading product in the growing fiber-reinforced polymer market (FRP) through the conversion from traditional concrete and steel structural rehabilitation methods. Commercial and Structural enjoys competitive advantages, globally, through vertical integration, leading engineering experts and intellectual property protections across the value chain. Aegion has made significant investments to enhance the sales, bidding and operation functions in North America to regain sales momentum and improve execution and bidding, although it will take some time to completely regain the momentum lost during late 2012 and 2013. Commercial and Structural’s outlook in 2014 balances the growth opportunities in Asia with the need to build momentum in North America. Revenues are expected to be in the range of $70 million to $85 million, with operating margins ranging from negative low single digits to positive low single digits.

Aegion’s success in 2014 will be based on the favorable market outlook supporting water and wastewater, Brinderson, corrosion engineering and cathodic protection, and the industrial linings businesses. Collectively, these businesses are expected to account for over 80 percent of consolidated revenues and an even greater share of profits in 2014. Expectations for the smaller project-based businesses reflect a balanced view of the relative opportunities and risks inherent in 2014.

Consolidated Highlights

Fourth Quarter 2013 versus Fourth Quarter 2012

Revenues increased $44.1 million, or 16.2 percent. Brinderson contributed $60.3 million in revenues during the quarter. North American Water and Wastewater revenues increased $12.2 million from increased volume across all geographies. Partially offsetting the increase was a $14.8 million decrease in revenues from the industrial linings business as a significant portion of the $65 million Moroccan project was completed in 2012, a slowdown in the Canadian pipeline construction activity and a lull in pipe coating project activity for the oil and gas market in the Gulf of Mexico. Revenues for the Commercial and Structural platform were down $7.1 million due to lower workable backlog.

Gross profit increased $4.9 million, or 7.4 percent, to $70.9 million, with Brinderson contributing $10.5 million. North American Water and Wastewater increased gross profit by $4.5 million due to increased revenues and improved margins year-over-year. The International Water and Wastewater segment increased gross profit by $2.1 million from improved project activity in Australia and Malaysia and a reduction in the 2012 losses in Singapore. Partially offsetting the increases were the issues noted above impacting revenues, primarily Commercial and Structural where gross profit declined $7.5 million, and the additional negative impact on gross profit for the coatings operation in New Iberia, Louisiana, as there was insufficient pipe volume to absorb plant fixed costs. As a result of these factors, consolidated gross margins declined by 180 basis points in the quarter.

Operating expenses increased $4.8 million, or 11.1 percent. Brinderson added $5.5 million to operating expense since its acquisition on July 1, 2013. North American Water and Wastewater operating expense as a percent of revenue declined 140 basis points because of efficiency gains achieved through continued

project management and operational and administrative realignments. Operating expenses in International Water and Wastewater decreased $0.8 million, or 13.2 percent, because of the realignment of operations in certain European countries and Singapore. Energy and Mining improved cost efficiencies in the corrosion engineering and cathodic protection operations, offset by investments made to expand in the Middle East. Operating expenses as a percent of revenue for Commercial and Structural increased because of lower revenue in 2013 and continued investments in the North America business.

The Company reversed $1.3 million in earnout liabilities in the fourth quarter of 2013 compared to $3.1 million in the fourth quarter of 2012, each associated with the acquisitions of CRTS and Fyfe Latin America. Operating results for these two acquisitions were below the stated threshold amounts in the respective purchase agreements. The reversals in both periods primarily relate to CRTS, where delays in the Wasit project caused shortfalls from the negotiated EBITDA targets. The earnout reversal in the consolidated statements of operations primarily impacts the year-over-year comparison for the Energy and Mining platform.

On a non-GAAP basis, operating income decreased 6.9 percent to $23.9 million. The North American Water and Wastewater segment operating income increased by $4.3 million, or 75.9 percent, while International Water and Wastewater improved its operating performance by $2.9 million, or 210.5 percent. Offsetting the improved performance was an operating income decline for the Energy and Mining and Commercial and Structural platforms of $1.5 million and $7.5 million, respectively. Exclusive of Brinderson’s contribution of $5.0 million, Energy and Mining operating income decreased $6.5 million, or 38.1 percent.

Full Year 2013 versus Full Year 2012

Revenues increased $74.6 million, or 7.3 percent, to $1.09 billion primarily due to the addition of Brinderson, which contributed $108.2 million in revenues during the second half of 2013, and improvements in the global Water and Wastewater businesses, specifically North America and Asia. Exclusive of Brinderson’s contribution, revenues declined primarily due to lower workable backlog levels within the Commercial and Structural segment and Energy and Mining’s coating operations. Gross profit, year-over-year, increased 1.3 percent to $247.0 million, primarily due to the addition of Brinderson. However, gross margins decreased 140 basis points to 22.6 percent. Consolidated operating expenses increased $9.6 million, or 5.7 percent, due to the addition of Brinderson, which contributed $11.4 million in operating expenses during the second half of 2013. Exclusive of Brinderson, operating expenses decreased during 2013 compared to 2012 due to decreased incentive compensation, operational efficiencies gained from the cathodic protection business and continued improvements in leveraging the fixed cost structure for the North American Water and Wastewater operations. On a non-GAAP basis, operating income decreased 14.4 percent to $72.7 million and operating margins contracted by 169 basis points to 6.7 percent.

Cash Flow

Net cash flow provided from continuing operations for 2013 was $88.1 million, or 169.3 percent of income from continuing operations, compared to $111.0 million in 2012. Excluding acquisition-related expenses of $5.8 million, net cash flow from continuing operations was $93.9 million, which was better than previous expectations for the year due to slightly stronger fourth quarter cash collections. This result was despite the decrease in net income for the quarter. The decrease in operating cash flow compared to 2012 was primarily related to lower profitability in 2013.

Net cash flow used in investing activities in 2013 was $150.1 million compared to $82.3 million used in 2012. The increase in cash used in 2013 was primarily the result of the purchase of Brinderson (for a purchase price of $143.8 million, net of $3.8 million in cash acquired). In 2013, the Company received $18.3 million in connection with the sale of its fifty percent interest in its German joint venture. Capital expenditures in 2013 were more normalized and totaled $26.1 million. Capital expenditures in 2012 were $44.7 million, before partner contributions, and reflected the significant investment made for the coating facilities in Louisiana and Canada. In 2012, the Company recorded purchases of Fyfe Asia (for a net purchase price of $39.4 million) and Fyfe Latin America (for a net purchase price of $3.0 million).

Net cash flows from financing activities provided $98.9 million during 2013 compared to $0.2 million provided in 2012. During 2013, the Company entered into a new credit facility and borrowed $147.6 million (gross purchase price) to fund the purchase of Brinderson. During 2013, the Company used $27.6 million to repurchase 1.2 million shares of common stock through open market purchases and in connection with the Company’s equity compensation programs, as compared to $12.3 million to repurchase shares in 2012. During 2012, the Company borrowed $26.0 million to fund the purchase of Fyfe Asia and for working capital and joint venture investments.

Net cash flow for 2013 was an inflow of $24.4 million, as compared to an inflow of $27.5 million in 2012.

Consolidated Backlog

AEGION CORPORATION AND SUBSIDIARIES
CONTRACT BACKLOG
(Unaudited in millions)

	December 31, 2013	September 30, 2013	December 31, 2012
Energy and Mining (1) (2)	$429.1	$381.7	$240.8
North American Water and Wastewater	241.9	241.7	185.0
International Water and Wastewater	38.2	43.0	56.6
Commercial and Structural	49.8	48.2	50.8
Total backlog	$759.0	$714.6	$533.2
_________________________________
(1)All periods presented exclude Bayou Welding Works backlog as this business was discontinued in the second quarter of 2013.

(2)
December 31, 2013 and September 30, 2013 included backlog from Brinderson of $268.3 million and $209.2 million, respectively. Brinderson backlog represents expected revenues to be realized under long-term Master Service Agreements (“MSAs”) and other signed contracts. If the remaining term of these arrangements exceeds 12 months, the unrecognized revenues attributable to such arrangements included in backlog are limited to only the next 12 months of expected revenues.

Energy and Mining segment contract backlog at December 31, 2013 was $429.1 million, which included $268.3 million related to Brinderson. Exclusive of Brinderson, backlog at December 31, 2013 was $160.8 million, which represented a $11.7 million, or 6.8 percent, decrease compared to September 30, 2013 and a $80.0 million, or 33.2 percent, decrease compared to December 31, 2012. Backlog for the Energy and Mining segment declined sequentially and on a year-over-year basis primarily due to the completion of the $65 million phosphate pipeline lining project in Morocco, awarded in 2011. This project accounted for 6 percent of Energy and Mining backlog at December 31, 2012, with no backlog remaining for this project as of December 31, 2013. The decline in Energy and Mining backlog (excluding Brinderson and the Morocco project) was caused primarily by a reduction in capital and maintenance expenditures impacting the industrial linings operations, primarily in South America and Mexico, coupled with lower backlog for the coating operations in New Iberia, Louisiana because of timing of pipe coating activities supporting oil and gas offshore projects for the Gulf of Mexico. At the date of acquisition, July 1, 2013, backlog for Brinderson was $201.0 million and increased 33.5 percent to $268.3 million at December 31, 2013. This increase was principally due to securing significant new downstream long-term maintenance contracts with customers in the fourth quarter of 2013.

Contract backlog in our North American Water and Wastewater segment at December 31, 2013 was $241.9 million, a $56.9 million, or 30.8 percent, increase from backlog at the prior year end. This segment won multiple large projects during the year in the Atlantic and Midwest regions of the United States. Market conditions in 2014 are expected to remain strong and on par with 2013 opportunities, which increased 20 percent over 2012 levels to approximately $900 million.

Contract backlog for the International Water and Wastewater segment was $38.2 million at December 31, 2013. This represented a decrease of $4.8 million, or 11.2 percent, compared to September 30, 2013 and a decrease of $18.4 million, or 32.5 percent, compared to December 31, 2012. These decreases were primarily due to current year installation production in the United Kingdom, France and Malaysia, without any large project bids during the year. In January, Insituform Australia received two multi-year term contracts totaling $30.5 million. Those awards will be included in the first quarter of 2014 contract backlog.

Contract backlog for the Commercial and Structural segment was $49.8 million at December 31, 2013. This represented an increase of $1.6 million, or 3.3 percent, compared to September 30, 2013 and a decrease of $1.0 million, or 2.0 percent, compared to December 31, 2012. The outlook in 2014 anticipates an increase in the number of project opportunities, both domestically and internationally.

Segment Reporting

Energy and Mining

	Quarters Ended December 31,		Increase (Decrease)
	2013	2012	$	%
Revenues	$176,127	$136,364	$39,763	29.2%
Gross profit	39,885	34,139	5,746	16.8
Gross profit margin	22.6%	25.0%	n/a	(240	)bp
Operating expenses	25,360	19,808	5,552	28.0
Earnout reversal	(1,045)	(2,762)	(1,717)	(62.2)
Acquisition-related expenses	1,656	—	1,656	n/m
Operating income	13,914	17,093	(3,179)	(18.6)
Operating margin	7.9%	12.5%	n/a	(460	)bp
Non-GAAP operating income	15,570	17,093	(1,523)	(8.9)

	Years Ended December 31,		Increase (Decrease)
	2013	2012	$	%
Revenues	$562,119	$513,975	$48,144	9.4%
Gross profit	127,563	127,605	(42)	—
Gross profit margin	22.7%	24.8%	n/a	(210	)bp
Operating expenses	87,226	77,265	9,961	12.9
Earnout reversal	(3,889)	(9,654)	(5,765)	(59.7)
Acquisition-related expenses	5,831	—	5,831	n/m
Operating income	38,395	59,994	(21,599)	(36.0)
Operating margin	6.8%	11.7%	n/a	(490	)bp
Non-GAAP operating income	44,226	59,994	(15,768)	(26.3)

Fourth Quarter 2013 versus Fourth Quarter 2012

Excluding acquisition-related expenses, Energy and Mining operating income decreased $1.5 million to $15.6 million due principally to a lack of project activity in the Gulf of Mexico for the coatings operation in New Iberia, Louisiana, a decline in market conditions in many of the international markets for the industrial linings business, notably Mexico and Canada, and significantly lower operating income compared to the prior year with the completion of the large phosphate lining project in Morocco. Offsetting the reported decline in operating income was a $5.0 million contribution from Brinderson. In addition, revenues and profits continued in the fourth quarter of 2013 from the Wasit gas field project in Saudi Arabia for the robotic coating operations, although somewhat below plan because of continued delays in the offshore production schedule.

During the fourth quarters of 2013 and 2012, the Company reversed $1.0 million and $2.8 million, respectively, of the contractual earnouts related to CRTS. In each year, operating results were below the target amounts in the purchase agreement, mostly due to the Wasit project delays.

North American Water and Wastewater

	Quarters Ended December 31,		Increase (Decrease)
	2013	2012	$	%
Revenues	$97,920	$85,691	$12,229	14.3%
Gross profit	20,911	16,444	4,467	27.2
Gross profit margin	21.4%	19.2%	n/a	220	bp
Operating expenses	10,892	10,749	143	1.3
Operating income	10,019	5,695	4,324	75.9
Operating margin	10.2%	6.6%	n/a	360	bp

	Years Ended December 31,		Increase (Decrease)
	2013	2012	$	%
Revenues	$359,536	$317,338	$42,198	13.3%
Gross profit	76,697	65,294	11,403	17.5
Gross profit margin	21.3%	20.6%	n/a	70	bp
Operating expenses	43,668	43,237	431	1.0
Operating income	33,029	22,057	10,972	49.7
Operating margin	9.2%	7.0%	n/a	220	bp

Fourth Quarter 2013 versus Fourth Quarter 2012

North American Water and Wastewater achieved a $4.3 million, or 75.9 percent, increase in operating income compared to the prior year quarter. The growth came from increased volume across all geographies. Specifically, several crews were added during the year (capitalizing on record backlog levels during 2013) and large diameter footage nearly doubled compared to 2012. Operating expenses increased by only $0.1 million — a contributing factor to a 360 basis point improvement in operating margins. The successes achieved from the efforts to improve project cost estimating, maintain bidding discipline and focus on strong project management execution contributed to the quarter’s results.

International Water and Wastewater

	Quarters Ended December 31,		Increase (Decrease)
	2013	2012	$	%
Revenues	$29,539	$30,323	$(784)	(2.6)%
Gross profit	6,859	4,722	2,137	45.3
Gross profit margin	23.2%	15.6%	n/a	760	bp
Operating expenses	5,313	6,121	(808)	(13.2)
Acquisition-related expenses	—	442	(442)	n/m
Operating income (loss)	1,546	(1,841)	3,387	184.0
Operating margin	5.2%	(6.1)%	n/a	1,130	bp
Non-GAAP operating income (loss)	1,546	(1,399)	2,945	210.5

	Years Ended December 31,		Increase (Decrease)
	2013	2012	$	%
Revenues	$109,602	$111,035	$(1,433)	(1.3)%
Gross profit	22,283	14,325	7,958	55.6
Gross profit margin	20.3%	12.9%	n/a	740	bp
Operating expenses	22,075	22,822	(747)	(3.3)
Acquisition-related expenses	—	887	(887)	n/m
Operating income (loss)	208	(9,384)	9,592	102.2
Operating margin	0.2%	(8.5)%	n/a	870	bp
Non-GAAP operating income (loss)	208	(8,497)	8,705	102.4

Fourth Quarter 2013 versus Fourth Quarter 2012

Excluding acquisition-related expenses, operating income for the International Water and Wastewater segment improved by $2.9 million, or 210.5 percent. The closeout of the legacy projects in Singapore resulted in a $2.0 million reduction in the loss associated with these projects compared to the prior year period. Profits were higher compared to the prior year period in Australia, Hong Kong and Malaysia. The effects of sustained economic recession in several European markets, including France and Switzerland, and isolated operational issues in the United Kingdom partially offset the reported improvement in operating income.

Commercial and Structural

	Quarters Ended December 31,		Increase (Decrease)
	2013	2012	$	%
Revenues	$12,093	$19,217	$(7,124)	(37.1)%
Gross profit	3,250	10,727	(7,477)	(69.7)
Gross profit margin	26.9%	55.8%	n/a	(2,890	)bp
Operating expenses	6,807	6,854	(47)	(0.7)
Earnout reversal	(287)	(365)	(78)	(21.4)
Acquisition-related expenses	—	88	(88)	n/m
Operating income (loss)	(3,270)	4,150	(7,420)	(178.8)
Operating margin	(27.0)%	21.6%	n/a	(4,860	)bp
Non-GAAP operating income (loss)	(3,270)	4,238	(7,508)	(177.2)

	Years Ended December 31,		Increase (Decrease)
	2013	2012	$	%
Revenues	$60,163	$74,483	$(14,320)	(19.2)%
Gross profit	20,478	36,530	(16,052)	(43.9)
Gross profit margin	34.0%	49.0%	n/a	(1,500	)bp
Operating expenses	25,515	25,522	(7)	—
Earnout reversal	(287)	(365)	(78)	(21.4)
Acquisition-related expenses	—	2,237	(2,237)	n/m
Operating income (loss)	(4,750)	9,136	(13,886)	(152.0)
Operating margin	(7.9)%	12.3%	n/a	(2,020	)bp
Non-GAAP operating income (loss)	(4,750)	11,373	(16,123)	(141.8)

Fourth Quarter 2013 versus Fourth Quarter 2012

Commercial and Structural operating income, excluding acquisition-related expenses, decreased $7.5 million, or 177.2 percent. Results from the Asian operation produced a solid fourth quarter in 2013, relatively consistent with the prior year quarter. In North America, the departure in late 2012 of several key leaders in sales and operations, primarily in the pipeline business, adversely affected 2013’s results. The departures resulted in: (1) lower workable backlog from a stall in sales activity that is being addressed by the ongoing investment in the sales organization; and (2) performance issues on certain projects and stranded fixed costs from lower revenue. The departures caused disruption in the organization, significantly extending the time needed for the investments made in the sales and operations functions to take hold. Similar to the efforts with North American Water and Wastewater in 2010 and 2011, efforts are underway to institute best-in-class project management and estimating to improve consistency. These efforts are expected to lead to improved sales acquisitions, bidding and project execution in 2014.

Aegion Corporation is a global leader in infrastructure protection and maintenance, providing proprietary technologies and services: (i) to protect against the corrosion of industrial pipelines; (ii) to rehabilitate and strengthen water, wastewater, energy and mining piping systems and buildings, bridges, tunnels and waterfront structures; and (iii) to utilize integrated professional services in engineering, procurement, construction, maintenance and turnaround services for a broad range of energy related industries. Our business activities include manufacturing, distribution, maintenance, construction, installation, coating and insulation, cathodic protection, research and development and licensing. More information about Aegion can be found on our internet site at www.aegion.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. We make forward-looking statements in this news release that represent our beliefs or expectations about future events or financial performance. These forward-looking statements are based on information currently available to us and on management’s beliefs, assumptions, estimates or projections and are not guarantees of future events or results. When used in this document, the words “anticipate,” “estimate,” “believe,” “plan,” “intend, “may,” “will” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Such statements are subject to known and unknown risks, uncertainties and assumptions, including those referred to in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the Securities and Exchange Commission on February 27, 2013, and in subsequently filed documents. In light of these risks, uncertainties and assumptions, the forward-looking events may not occur. In addition, our actual results may vary materially from those anticipated, estimated, suggested or projected. Except as required by law, we do not assume a duty to update forward-looking statements, whether as a result of new information, future events or otherwise. Investors should, however, review additional disclosures made by us from time to time in our periodic filings with the Securities and Exchange Commission. Please use caution and do not place reliance on forward-looking statements. All forward-looking statements made by us in this news release are qualified by these cautionary statements.

Regulation G Statement

We have presented certain information in this release excluding certain items that impacted income, expense and earnings per share from continuing operations. The (non-GAAP) earnings per share exclude the earnings impact of acquisition-related expenses, fees associated with our new credit facility, gain on the sale of our fifty percent interest in our former German joint venture, charges associated with our decision to liquidate Bayou Welding Works and a goodwill write-down associated with the anticipated sale of our shares in Bayou Coating, LLC. Aegion management uses such non-GAAP information internally to evaluate financial performance for our operations, as we believe it allows us to more accurately compare our ongoing performance across periods.

Aegion®, the Aegion® logo, Insituform®, the Insituform® logo, United Pipeline Systems®, Tite Liner®, Bayou Companies®, Corrpro®, CRTS™, Fibrwrap®, Fyfe® and Brinderson® are the registered and unregistered trademarks of Aegion Corporation and its affiliates.

CONTACT:	Aegion Corporation
David A. Martin, Senior Vice President and Chief Financial Officer
(636) 530-8000

AEGION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share information)

	For the Quarters Ended December 31,		For the Years Ended December 31,
	2013	2012	2013	2012
Revenues	$315,679	$271,595	$1,091,420	$1,016,831
Cost of revenues	244,774	205,563	844,399	773,077
Gross profit	70,905	66,032	247,021	243,754
Operating expenses	48,371	43,532	178,483	168,846
Earnout reversal	(1,331)	(3,127)	(4,175)	(10,019)
Acquisition-related expenses	1,656	530	5,831	3,124
Operating income	22,209	25,097	66,882	81,803
Other income (expense):
Interest expense	(3,136)	(2,480)	(13,169)	(10,071)
Interest income	167	275	325	505
Other	(1,597)	(202)	4,964	(1,371)
Total other expense	(4,566)	(2,407)	(7,880)	(10,937)
Income before taxes on income	17,643	22,690	59,002	70,866
Taxes on income	4,169	6,801	12,154	18,663
Income before equity in earnings of affiliated companies	13,474	15,889	46,848	52,203
Equity in earnings of affiliated companies	1,256	1,970	5,159	6,359
Income from continuing operations	14,730	17,859	52,007	58,562
Loss from discontinued operations	(5)	(833)	(6,461)	(1,713)
Net income	14,725	17,026	45,546	56,849
Non-controlling interests	(236)	(2,131)	(1,195)	(4,188)
Net income attributable to Aegion Corporation	$14,489	$14,895	$44,351	$52,661

Earnings per share attributable to Aegion Corporation:
Basic:
Income from continuing operations	$0.38	$0.40	$1.31	$1.38
Loss from discontinued operations	0.00	(0.02)	(0.17)	(0.04)
Net income	$0.38	$0.38	$1.14	$1.34
Diluted:
Income from continuing operations	$0.37	$0.40	$1.30	$1.37
Loss from discontinued operations	0.00	(0.02)	(0.17)	(0.04)
Net income	$0.37	$0.38	$1.13	$1.33

Weighted average shares outstanding - Basic	38,262,447	39,131,493	38,692,658	39,222,737
Weighted average shares outstanding - Diluted	38,655,434	39,467,061	39,082,342	39,536,391

AEGION CORPORATION AND SUBSIDIARIES
STATEMENT OF OPERATIONS RECONCILIATION
(Non-GAAP)
(in thousands, except share and per share information)

For the Quarter Ended December 31, 2013

	Consolidated	Acquisition-Related Expenses	Total
Affected Line Items:
Operating expenses	$50,027	$(1,656)	$48,371
Operating income	22,209	1,656	23,865
Income before taxes on income	17,643	1,656	19,299
Taxes on income	4,169	659	4,828

Income from continuing operations attributable to Aegion Corporation (1)	14,494	997	15,491

Diluted earnings per share:
Income from continuing operations attributable to Aegion Corporation (1)	$0.37	$0.03	$0.40
_________________________________
(1) Includes non-controlling interests and equity in earnings of affiliated companies.

For the Quarter Ended December 31, 2012

	Consolidated	Acquisition-Related Expenses	Total
Affected Line Items:
Operating expenses	$44,062	$(530)	$43,532
Operating income	25,097	530	25,627
Income before taxes on income	22,690	530	23,220
Taxes on income	6,801	187	6,988

Income from continuing operations attributable to Aegion Corporation (1)	15,728	343	16,071

Diluted earnings per share:
Income from continuing operations attributable to Aegion Corporation (1)	$0.40	$0.01	$0.41
_________________________________
(1) Includes non-controlling interests and equity in earnings of affiliated companies.

AEGION CORPORATION AND SUBSIDIARIES
STATEMENT OF OPERATIONS RECONCILIATION
(Non-GAAP)
(in thousands, except share and per share information)

For the Year Ended December 31, 2013

	Consolidated	Acquisition-Related Expenses	Credit Facility Fees	Joint Venture/Divestiture Activity	Total
Affected Line Items:
Operating expenses	$184,314	$(5,831)	$—	$—	$178,483
Operating income	66,882	5,831	—	—	72,713
Interest expense	(13,169)	—	1,964	—	(11,205)
Other	4,964	—	—	(8,688)	(3,724)
Income before taxes on income	59,002	5,831	1,964	(8,688)	58,109
Taxes on income	12,154	2,321	782	(2,635)	12,622

Income from continuing operations attributable to Aegion Corporation (1)	50,812	3,510	1,182	(6,053)	49,451

Diluted earnings per share:
Income from continuing operations attributable to Aegion Corporation (1)	$1.30	$0.09	$0.03	$(0.15)	$1.27
_________________________________
(1) Includes non-controlling interests and equity in earnings of affiliated companies.

For the Year Ended December 31, 2012

	Consolidated	Acquisition-Related Expenses	Total
Affected Line Items:
Operating expenses	$171,970	$(3,124)	$168,846
Operating income	81,803	3,124	84,927
Income before taxes on income	70,866	3,124	73,990
Taxes on income	18,663	434	19,097

Income from continuing operations attributable to Aegion Corporation (1)	54,374	2,690	57,064

Diluted earnings per share:
Income from continuing operations attributable to Aegion Corporation (1)	$1.37	$0.07	$1.44
_________________________________
(1) Includes non-controlling interests and equity in earnings of affiliated companies.

AEGION CORPORATION AND SUBSIDIARIES
SEGMENT DATA
(in thousands)

	Quarters Ended December 31,		Years Ended December 31,
	2013	2012	2013	2012
Revenues:
Energy and Mining	$176,127	$136,364	$562,119	$513,975
North American Water and Wastewater	97,920	85,691	359,536	317,338
International Water and Wastewater	29,539	30,323	109,602	111,035
Commercial and Structural	12,093	19,217	60,163	74,483
Total revenues	$315,679	$271,595	$1,091,420	$1,016,831

Gross profit:
Energy and Mining	$39,885	$34,139	$127,563	$127,605
North American Water and Wastewater	20,911	16,444	76,697	65,294
International Water and Wastewater	6,859	4,722	22,283	14,325
Commercial and Structural	3,250	10,727	20,478	36,530
Total gross profit	$70,905	$66,032	$247,021	$243,754

Operating income (loss):
Energy and Mining	$13,914	$17,093	$38,395	$59,994
North American Water and Wastewater	10,019	5,695	33,029	22,057
International Water and Wastewater	1,546	(1,841)	208	(9,384)
Commercial and Structural	(3,270)	4,150	(4,750)	9,136
Total operating income	$22,209	$25,097	$66,882	$81,803

AEGION CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	December 31, 2013	December 31, 2012
Assets
Current assets
Cash and cash equivalents	$158,045	$133,676
Restricted cash	483	382
Receivables, net	231,775	232,854
Retainage	30,831	30,172
Costs and estimated earnings in excess of billings	79,999	67,740
Inventories	58,768	59,123
Prepaid expenses and other current assets	38,522	27,728
Current assets of discontinued operations	5,435	8,986
Total current assets	603,858	560,661
Property, plant & equipment, less accumulated depreciation	182,303	183,163
Other assets
Goodwill	334,180	272,294
Identified intangible assets, less accumulated amortization	209,283	159,629
Investments	9,101	19,181
Deferred income tax assets	6,957	7,989
Other assets	14,315	8,153
Total other assets	573,836	467,246
Non-current assets of discontinued operations	2,921	6,824

Total Assets	$1,362,918	$1,217,894

Liabilities and Equity
Current liabilities
Accounts payable	$80,417	$74,724
Accrued expenses	90,966	79,580
Billings in excess of costs and estimated earnings	24,978	31,552
Current maturities of long-term debt and line of credit	22,024	33,775
Current liabilities of discontinued operations	2,070	4,885
Total current liabilities	220,455	224,516
Long-term debt, less current maturities	366,616	221,848
Deferred income tax liabilities	38,217	39,790
Other non-current liabilities	10,512	15,620
Non-current liabilities of discontinued operations	197	—
Total liabilities	635,997	501,774

Equity
Preferred stock, undesignated, $.10 par – shares authorized 2,000,000; none outstanding	—	—
Common stock, $.01 par – shares authorized 125,000,000; shares issued and outstanding 37,983,114 and 38,952,561, respectively	380	390
Additional paid-in capital	236,128	257,209
Retained earnings	470,808	426,457
Accumulated other comprehensive income	2,052	15,260
Total stockholders’ equity	709,368	699,316
Non-controlling interests	17,553	16,804
Total equity	726,921	716,120

Total Liabilities and Equity	$1,362,918	$1,217,894

AEGION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the Years Ended December 31,
	2013	2012
Cash flows from operating activities:
Net income	$45,546	$56,849
Loss from discontinued operations	6,461	1,713
	52,007	58,562
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	40,329	37,658
Gain on sale of fixed assets	(816)	(397)
Equity-based compensation expense	5,647	6,767
Deferred income taxes	(2,675)	(3,004)
Equity in earnings of affiliated companies	(5,159)	(6,359)
Debt issuance costs	1,964	—
Earnout reversal	(4,175)	(10,019)
Gain on sale of interests in German joint venture	(11,771)	—
Loss on foreign currency transactions	2,425	1,049
Other	1,588	(4,793)
Changes in operating assets and liabilities (net of acquisitions):
Restricted cash	(102)	(299)
Return on equity of affiliated companies	10,691	11,034
Receivables net, retainage and costs and estimated earnings in excess of billings	8,222	7,875
Inventories	(736)	(3,376)
Prepaid expenses and other assets	(9,685)	2,754
Accounts payable and accrued expenses	2,604	12,634
Other operating	(2,293)	865
Net cash provided by operating activities of continuing operations	88,065	110,951
Net cash used in operating activities of discontinued operations	(3,761)	(230)
Net cash provided by operating activities	84,304	110,721

Cash flows from investing activities:
Capital expenditures	(26,085)	(44,738)
Proceeds from sale of fixed assets	3,435	4,401
Patent expenditures	(2,032)	(552)
Sale of interests in German joint venture	18,300	—
Purchase of Brinderson, net of cash acquired	(143,763)	—
Purchase of Fyfe Latin America, net of cash acquired	—	(3,048)
Purchase of Fyfe Asia, net of cash acquired	—	(38,841)
Purchase of CRTS, Hockway and Fyfe North America, net of cash required	—	516
Net cash used in investing activities of continuing operations	(150,145)	(82,262)
Net cash provided by (used in) investing activities of discontinued operations	845	(1,156)
Net cash used in investing activities	(149,300)	(83,418)

Cash flows from financing activities:
Proceeds from issuance of common stock upon stock option exercises, including tax effects	594	1,178
Repurchase of common stock	(27,648)	(12,308)
Investments from noncontrolling interests	—	4,939
Purchase of or distributions to noncontrolling interests	(287)	(5)
Payment of earnout related to acquisition of CRTS, Inc.	(2,112)	—
Credit facility financing fees	(5,013)	—
Proceeds on notes payable	1,541	7,160
Principal payments on notes payable	(183)	(2,768)
Proceeds from line of credit	—	26,000
Proceeds from long-term debt	385,500	983
Principal payments on long-term debt	(253,500)	(25,000)
Net cash provided by financing activities	98,892	179
Effect of exchange rate changes on cash	(9,527)	65
Net increase in cash and cash equivalents for the period	24,369	27,547
Cash and cash equivalents, beginning of period	133,676	106,129
Cash and cash equivalents, end of period	$158,045	$133,676